Exhibit 99.2

MRC Global to Present at the

Stifel 2021 Virtual Cross Sector Insight Conference

HOUSTON, TX – June 2, 2021 – MRC Global Inc. (NYSE: MRC) announced that its management team will present at the Stifel 2021 Virtual Cross Sector Insight Conference to be held on June 8-10, 2021.

Rob Saltiel, President and Chief Executive Officer, is scheduled to present on Wednesday, June 9 at 10:40 a.m. Eastern Time (9:40 a.m. Central Time). A link to the live webcast and replay of the presentation will be located in the Investor Relations section of the MRC Global website at www.mrcglobal.com.

About MRC Global Inc.

MRC Global is the largest distributor of pipe, valves and fittings (PVF) and other infrastructure products and services to the energy industry, based on sales. Through approximately 230 service locations worldwide, approximately 2,600 employees and with 100 years of history, MRC Global provides innovative supply chain solutions and technical product expertise to customers globally across diversified end-markets including the upstream production, midstream pipeline, gas utility and downstream and industrial. MRC Global manages a complex network of over 200,000 SKUs and 10,000 suppliers simplifying the supply chain for its over 12,000 customers. With a focus on technical products, value-added services, a global network of valve and engineering centers and an unmatched quality assurance program, MRC Global is the trusted PVF expert. Find out more at www.mrcglobal.com.

Contact:

Monica Broughton

Investor Relations

MRC Global Inc.

Monica.Broughton@mrcglobal.com

832-308-2847

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